PRESS RELEASE

Curtiss-Wright Announces Successful Completion of $150 Million Debt Offering

ROSELAND, N.J., Dec 01, 2005 / PRNewswire-FirstCall via COMTEX News Network/ -- Curtiss-Wright Corporation (NYSE: CW) successfully completed a follow-on offering of $150 million 5.51% senior notes (the "2005 Notes"), due 2017, in an offering exempt from the registration requirements of the Securities Act of 1933.

Curtiss-Wright intends to use the net proceeds of the offering to reduce outstanding indebtedness under the Company's revolving credit facilities, to fund its ongoing strategic growth plan and for other general corporate purposes. The fixed interest cost of the Notes is greater than the current variable rate revolving credit facilities, and thus will initially result in higher interest expense, which will negatively impact earnings. However, by locking in long-term fixed interest rates that are at historical lows, the Company expects to reduce its exposure to variable short-term rates which may rise significantly over time. This offering is in line with the Company's belief that the potential risk of increased interest rates exceeds the potential for further interest rate declines.

Martin R. Benante, Chairman and CEO of Curtiss-Wright, said "We are very pleased with the successful completion of our follow-on Notes offering. This offering expands our long term capital base and enables us to continue to pursue our corporate growth strategies. Although the Notes will result in higher interest cost in the short term, we believe that this issuance will benefit our stockholders over the long term and more closely align our capital structure with our overall corporate strategy."

The Notes were offered and sold to institutional accredited investors in a private placement that qualified for exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Notes will not be registered for resale under the Securities Act and may not be offered or sold absent such registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state, and is issued pursuant to Rule 135c under the Securities Act.

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications, and provides a variety of metal treatment services. The firm employs approximately 5,900 people worldwide. More information on Curtiss-Wright can be found on the Internet at www.curtisswright.com.

This release contains forward-looking statements and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: the impact of the inability to meet our filing obligations on our revolving credit facility and other debt instruments; fluctuations in cash flow, the level of outstanding debt and our current debt rating; the ability to meet the financial covenants in our revolving credit facility and other debt instruments; the dependence on our subsidiaries for funding; the ability to integrate the operations and technologies of acquired businesses in an effective manner; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, marine, electronics and industrial companies. Please refer to the Company's current SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

SOURCE Curtiss-Wright Corporation

Alexandra M. Deignan of Curtiss-Wright Corporation,

+1-973-597-4734